                                                                    EXHIBIT 99.1

                                 [CUMULUS LOGO]

              For Release 4:05 PM Eastern Time, Monday, May 3, 2004

                               CUMULUS MEDIA INC.

                   CUMULUS REPORTS FIRST QUARTER 2004 RESULTS

         ATLANTA, GA, May 3, 2004 - Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three months ended March 31, 2004.

         Lew Dickey, Chairman, President and Chief Executive Officer, commented, "Through our strong operating performance and important strategic acquisitions, we continue to execute on our strategy of building a strong platform that generates tremendous free cash flow and we are well-positioned to be the premier consolidator in our target space of markets ranked 50-250."

         Historical results are attached. Historical or "as reported" financial data of Cumulus Media Inc. are not comparable from year to year because of the acquisition of radio stations by the Company during the periods covered. Financial highlights (in thousands, except per share data and percentages) are as follows:


                                                        THREE MONTHS ENDED
                                                     MARCH 31,                %
                                                2004          2003           CHANGE
                                               -------       -------         ------
AS REPORTED:
Net revenue                                    $65,450       $57,975         12.9%
Station operating expenses                      46,295        41,067         12.7%
Station operating income (1)                    19,155        16,908         13.3%
Station operating income margin (2)               29.3%         29.2%
Adjusted EBITDA (3)                             15,599        13,513         15.4%

Free cash flow (4)                             $ 8,449       $ 5,385         56.9%

SAME STATION RESULTS: (5)
Net revenue                                    $58,926       $56,012          5.2%
Station operating income (1)                    18,018        16,271         10.7%
Station operating income margin (2)               30.6%         29.0%

PRO FORMA RESULTS: (6)
Net revenue                                    $66,322       $63,356          4.7%
Station operating income (1)                    19,106        17,299         10.4%
Station operating income margin (2)               28.8%         27.3%
Adjusted EBITDA (3)                             15,550        13,904         11.8%
Adjusted EBITDA margin (7)                        23.4%         21.9%

(1) Station operating income is defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits). Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States ("GAAP"). Please see the attached table for a reconciliation of station operating income to operating income, the most directly comparable GAAP financial measure.

(2) Station operating income margin is defined as station operating income as a percentage of net revenues.

(3) Adjusted EBITDA is defined as operating income before depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges (credits). Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of Adjusted EBITDA to operating income, the most directly comparable GAAP financial measure.

(4) Free cash flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, dividends on the Series A Preferred Stock, income taxes paid and maintenance capital expenditures. Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of free cash flow to operating income, the most directly comparable GAAP financial measure.

(5) Same station results include the 260 stations in 53 markets operated since January 1, 2003.

(6) Pro forma results include the results of i) all acquisitions entered into during the period which were operated under the terms of a local marketing agreement; ii) all acquisitions and dispositions consummated during the period as if completed at the beginning of each period presented, excluding the results of nine stations serving Rochester, Minnesota and six stations serving Sioux Falls, South Dakota acquired on March 29-31, 2004, and exclude the results of Broadcast Software International. As of March 31, 2004, the pro forma totals include the results of 285 stations in 59 markets.

(7) Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of net revenues.

RESULTS OF OPERATIONS

         Three Months Ended March 31, 2004 Compared to the Three Months Ended March 31, 2003

         Net revenues for the first quarter of 2004 increased from $58.0 million to $65.5 million, a 12.9% increase from the first quarter of 2003, primarily as a result of 1) revenues associated with stations acquired or stations operated under the terms of a local marketing agreement subsequent to March 31, 2003 and
2) organic revenue growth over the Company's existing station platform. Station operating expenses increased from $41.1 million to $46.3 million, an increase of 12.7% over the first quarter of 2003, primarily as a result of increased expenses associated with stations acquired or stations operated under the terms of a local marketing agreement subsequent to March 31, 2003. Station operating income (defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits)) increased from $16.9 million to $19.2 million, an increase of 13.3% from the first quarter of 2003, for the reasons discussed above.

         On a pro forma basis, which includes the results of all stations operated during the three month period under the terms of local marketing agreements and station acquisitions completed during the three month period as if each were operated from or consummated at the beginning of the periods presented, excluding the results of operations of nine stations serving Rochester, MN and six stations serving Sioux Falls, SD acquired on March 29-31, 2004, and excluding the results of Broadcast Software International, net revenues for the first quarter of 2004 increased from $63.4 million to $66.3 million, an increase of 4.7% from the first quarter of 2003. Pro forma station operating income (defined as operating income (loss) before depreciation, amortization, LMA fees, corporate general and administrative expense, non-cash stock compensation, restructuring charges (credits); and excluding the results of Broadcast Software International) increased from $17.3 million to $19.1 million, an increase of 10.4% from the first quarter of 2003. Pro forma station operating income margin (defined as pro forma station operating income as a percentage of pro forma net revenues) increased to 28.8% for the first quarter of 2004 from 27.3% for the first quarter of 2003.

         Interest expense decreased by $0.8 million to $5.5 million as compared with $6.3 million during the prior year. This decrease was primarily due to lower interest expense associated with the repurchase and redemption of all of the Company's outstanding 10 3/8% Senior Subordinated Notes (the "Notes").

         Losses on early extinguishments of debt were $0.5 million for the quarter as compared with $3.1 million during the prior year. Losses during the current year were the result of fees paid in connection with the completion of an amendment and restatement of the Company's credit facility in January 2004. Under the amended and restated agreement, the Company secured a lower interest rate margin on its eight-year term loan facility. Losses in the prior year related to premiums paid in connection with the repurchase and redemption of $30.1 million in aggregate principal of the Notes.

         Income tax expense increased $0.4 million to $6.2 million compared to $5.8 million during the first quarter of 2003. Tax expense incurred during both periods, which is comprised entirely of deferred tax expense, was recorded to establish valuation allowances against net operating loss carry-forwards generated during the periods. We expect tax expense for the second quarter of 2004 to be consistent with the first quarter.

         Basic and diluted loss per share was $(0.03) per common share for the first quarter as compared with $(0.12) in the prior year.

LEVERAGE AND FINANCIAL POSITION

         Capital expenditures for the first quarter of 2004 totaled $2.9 million.

         Leverage, defined under the terms of the Company's credit facility as total indebtedness divided by trailing 12-month Adjusted EBITDA as adjusted for certain non-recurring expenses, was 5.1x at March 31, 2004.

         Including the results of all pending acquisitions operated as of March 31, 2004, the ratio of net long-term debt and preferred stock (pro forma for the April repurchases of the Notes pursuant to the tender offer and related refinancing) to trailing 12-month pro forma Adjusted EBITDA as of March 31, 2004 is approximately 4.9x.

ACQUISITIONS AND DISPOSITIONS

         On March 29-31, 2004, the Company completed three acquisitions of nine radio stations serving the Rochester, Minnesota market and six radio stations serving the Sioux Falls, South Dakota market for 3,569,135 shares of the Company's Class A Common Stock and $1.2 million in cash.

NON-GAAP FINANCIAL MEASURES

         Cumulus Media Inc. utilizes certain financial measures that are not calculated in accordance with GAAP to assess financial performance and profitability. The non-GAAP financial measures used in this release are Station Operating Income, Adjusted EBITDA and Free Cash Flow. Station operating income is defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges (credits). Adjusted EBITDA is defined as operating income before depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges (credits). Free Cash Flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, dividends on the Series A Preferred Stock, income taxes paid and maintenance/investment capital expenditures.

         Although Station Operating Income, Adjusted EBITDA and Free Cash Flow are not measures calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating the Company because they are widely used in the broadcasting industry to evaluate a radio company's operating performance. Further, we use these measures as the key measurements of operating efficiency, overall financial performance and profitability. More specifically, Station Operating Income measures the amount of income generated each period solely from the operations of the Company's stations to be used to service debt, pay taxes, fund capital expenditures and fund acquisitions. Adjusted EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes, fund capital expenditures and fund acquisitions after the incurrence of corporate general and administrative expenses. Free Cash Flow measures the amount of income generated each period that could be used to fund acquisitions or repay debt, after the incurrence of station and corporate expenses, funding of capital expenditures, payment of LMA fees and debt service. Nevertheless, these measures should not be considered in isolation or as substitutes for net income (loss), operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP. As these measures are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies.


FORWARD-LOOKING STATEMENTS

         Statements in this release, including statements relating to the integration of acquisitions and any earnings or revenue projections, are "forward-looking" statements, which are statements that relate to Cumulus Media Inc.'s future plans, revenues, station operating income, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.'s filings with the Securities and Exchange Commission, including Cumulus Media Inc.'s Form 10-K for the year ended December 31, 2003. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

         Cumulus Media Inc. is the second largest radio company in the United States based on station count. Giving effect to the completion of all announced pending acquisitions, Cumulus Media Inc. will own and operate 302 radio stations in 61 mid-size and smaller U.S. media markets. The Company's headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus Media Inc. shares are traded on the NASDAQ National Market under the symbol CMLS.

         Cumulus Media Inc. will host a teleconference later today at 5 p.m. Eastern Time to discuss first quarter results. To access this teleconference live, please visit the Company's web site at www.cumulus.com or dial (484) 630-8922 for both domestic and international callers. The pass code for the call is CUMULUS. Approximately an hour after completion of the call, a replay can be accessed until 11:59 PM EST May 5, 2004. Domestic and international callers can access the replay by dialing (402) 220-0209

      FOR FURTHER INFORMATION, PLEASE CONTACT:

Marty Gausvik              (404) 949-0700

                               CUMULUS MEDIA INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (in thousands, except per share data)


                                                         Three Months   Three Months
                                                             Ended          Ended
                                                           March 31,      March 31,
                                                             2004           2003
                                                         ------------   ------------
Revenues                                                   $ 71,544       $ 63,638
  Less: agency commissions                                   (6,094)        (5,663)
                                                           --------       --------
    Net revenues                                             65,450         57,975

Operating expenses:
  Station operating expenses, excluding depreciation,
    amortization and LMA fees                                46,295         41,067
  Depreciation and amortization                               4,994          4,717
  LMA fees                                                      587             93
  Corporate general and administrative (excluding non
    cash stock compensation expense)                          3,556          3,395
  Non cash stock compensation expense                           (92)            30
  Restructuring charges (credits)                                --            (57)
                                                           --------       --------
    Total operating expenses                                 55,340         49,245
                                                           --------       --------
    Operating income                                         10,110          8,730
                                                           --------       --------

Nonoperating income (expense):
  Interest expense                                           (5,541)        (6,318)
  Interest income                                               108            221
  Losses on early extinguishment of debt                       (462)        (3,126)
  Other income (expense), net                                    26            (26)
                                                           --------       --------
    Total nonoperating expense, net                          (5,869)        (9,249)
                                                           --------       --------

    Income (loss) before income taxes                         4,241           (519)
Income tax expense                                            6,225          5,801
                                                           --------       --------
    Net loss                                                 (1,984)        (6,320)
Preferred stock dividends and redemption premiums                --            931
                                                           --------       --------
    Net loss attributable to common stockholders           $ (1,984)      $ (7,251)
                                                           ========       ========

BASIC AND DILUTED LOSS PER COMMON SHARE:
Basic and diluted loss per common share                    $  (0.03)      $  (0.12)
                                                           ========       ========

Weighted average common shares outstanding                   66,367         63,008
                                                           ========       ========

       RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP COUNTERPARTS

         The following table reconciles operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to station operating income and Adjusted EBITDA (dollars in thousands).

                                                  Three Months Ended
                                                      March 31,
                                                 2004             2003
                                               --------         --------
Operating income                               $ 10,110         $  8,730
   Non cash compensation expense                    (92)              30
   Restructuring charges (credits)                   --              (57)
   LMA fees                                         587               93
   Depreciation and amortization                  4,994            4,717
                                               --------         --------
Adjusted EBITDA                                $ 15,599         $ 13,513
   Corporate general and administrative           3,556            3,395
                                               --------         --------
Station operating income                       $ 19,155         $ 16,908
                                               ========         ========

         The following table reconciles operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow (dollars in thousands).

                                                     Three Months Ended
                                                          March 31,
                                                     2004             2003
                                                   --------         --------
Operating income                                   $ 10,110         $  8,730
Add:
   Non cash compensation expense                        (92)              30
   Restructuring charges (credits)                       --              (57)
   Depreciation and amortization                      4,994            4,717
Less:
   Interest expense, net of interest income          (5,433)          (6,097)
   Maintenance capital expenditures                  (1,130)          (1,619)
   Preferred dividends                                   --             (319)
                                                   --------         --------
Free cash flow                                     $  8,449         $  5,385
                                                   ========         ========


                 RECONCILIATION BETWEEN HISTORICAL GAAP RESULTS
                AND PRO FORMA RESULTS FOR THE THREE MONTHS ENDED
                                 MARCH 31, 2004
                             (DOLLARS IN THOUSANDS)


                                  Historical                             Pro Forma
                                     GAAP           Adjustments           Results
                                  ----------        -----------          ---------
Net revenue                         $65,450          $   872(1)           $66,322
Station operating expenses          $46,295          $   921(2)           $47,216
                                    -------          -------              -------
Station operating income            $19,155          $   (49)             $19,106
Corporate overhead                  $ 3,556               --              $ 3,556
                                    -------          -------              -------
Adjusted EBITDA                     $15,599          $   (49)             $15,550

(1) Reflects the elimination of revenues from Broadcast Software International ($442); the elimination of revenues from nine stations serving Rochester, Minnesota and six stations serving Sioux Falls, South Dakota, which were acquired on March 29-31, 2004 ($66); and the addition of revenues from Blacksburg, Virginia and Columbia-Jefferson City, Missouri, both of which were operated during the quarter under the terms of a local marketing agreement ($1,380).

(2) Reflects the elimination of operating expenses from Broadcast Software International ($356); the elimination of operating expenses from nine stations serving Rochester, Minnesota and six stations serving Sioux Falls, South Dakota, which were acquired on March 29-31, 2004 ($66); and the addition of operating expenses from Blacksburg, Virginia and Columbia-Jefferson City, Missouri, both of which were operated during the quarter under the terms of a local marketing agreement ($1,343).

                                 CAPITALIZATION
                             (DOLLARS IN THOUSANDS)

                                                     MARCH 31, 2004      MARCH 31, 2004
                                                         ACTUAL           PRO FORMA(1)
                                                     --------------      --------------
Cash and cash equivalents                              $    2,084          $    2,084
                                                       ==========          ==========
Long-term debt, including current maturities:
   Bank Debt                                              466,625             470,416

Total Stockholders' equity                                853,141             853,141
                                                       ----------          ----------

       Total capitalization                            $1,319,766          $1,323,557
                                                       ==========          ==========

(1) Pro forma for cash borrowings needed to complete pending acquisitions operated during Q1 2003.



Net Debt to TTM Pro Forma Adjusted EBITDA Ratio (2)                                             4.9x

(2) Ratio calculated as (dollars in thousands):

         Funded debt as of March 31, 2004                                       $ 466,625
         Plus: Cash required to complete pending acquisitions operated
           at March 31, 2004                                                        5,935
         Less: Cash balance as of March 31, 2004                                   (2,084)
                                                                                ---------
           Net Debt as of March 31, 2004                                          470,476

         Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA
           (includes the results of all pending acquisitions)                      95,016

         Ratio                                                                       4.9x

CUMULUS MEDIA INC.
2004 Quarterly Results
Station Operating Income Margin Composition Analysis
(dollars in thousands)

The following analysis of our market portfolio separates each market into one of six categories based upon trailing twelve month Station Operating Income performance for analytical purposes only. We believe this analytical distribution of our markets is helpful in assessing the portfolio's financial and operational development.

PRO FORMA FOR THE TRAILING TWELVE MONTHS ENDED MARCH 31, 2004

 STATION OPERATING INCOME                                                      STATION OPERATING       AVG STATION OPERATING
 -------------------------                                                   ---------------------     ---------------------
         MARGIN %                # OF MARKETS              REVENUE                   INCOME                   INCOME %
         --------                ------------              -------           ----------------------           --------
          > 35.0                           28               $ 182,773               $  82,234                  45.0%
      25.0% to 34.9%                       12                  41,269                  12,761                  30.9%
      20.0% to 24.9%                        1                   4,239                   1,051                  24.8%
      10.0% to 19.9%                       11                  33,310                   5,661                  17.0%
       0.0% to 9.9%                         3                   6,442                     470                   7.3%
          < 0.0                             4                   7,345                  (1,457)                -19.8%
                                    ---------               ---------               ---------                  ----
         SUBTOTAL                          59               $ 275,378               $ 100,720                  36.6%
       Trade, Other                        --                  23,411                   3,528                  15.1%
                                                            ---------               ---------                  ----
          TOTALS                           59               $ 298,789               $ 104,248                  34.9%

Pro Forma for the Trailing Twelve months ended December 31, 2003:

  STATION OPERATING INCOME                                                      STATION OPERATING      AVERAGE STATION OPERATING
  -------------------------                                                    ------------------      -------------------------
          MARGIN %                # OF MARKETS              REVENUE                 INCOME                  INCOME %
          --------                ------------              -------           -------------------           --------
           > 35.0                          26               $ 170,879               $  78,128                  45.7%
       25.0% to 34.9%                      14                  51,353                  16,199                  31.5%
       20.0% to 24.9%                       3                   9,272                   2,136                  23.0%
       10.0% to 19.9%                       9                  28,181                   3,903                  13.8%
        0.0% to 9.9%                        3                   6,352                     292                   4.6%
           < 0.0                            4                   7,249                  (1,253)                -17.3%
                                    ---------               ---------               ---------                  -----
          SUBTOTAL                         59               $ 273,286               $  99,405                  36.4%
        Trade, Other                       --                  22,539                   3,039                  13.5%
                                                            ---------               ---------                  -----
           TOTALS                          59               $ 295,825               $ 102,444                  34.6%


                                           ACTIVITY FOR Q1 2004
      STATION
     OPERATING                MARKETS           MARKETS           MARKETS           NET CHANGE            MARKETS
     INCOME %               AT 12/31/03       MOVING OUT         MOVING IN          IN CATEGORY          AT 3/31/04
 ---------------------      -----------       ----------         ---------          -----------          ----------
         > 35.0%                26                --                 2                   2                   28
     25.0% to 34.9%             14                (2)               --                  (2)                  12
     20.0% to 24.9%              3                (2)               --                  (2)                   1
     10.0% to 19.9%              9                --                 2                   2                   11
      0.0% to 9.9%               3                --                --                  --                    3
         < 0.0%                  4                --                --                  --                    4

          TOTAL                 59                (4)                4                  --                   59
